EXHIBIT 8.3

                     [Letterhead of Deloitte & Touche GmbH]


To the Board of Directors and Shareholders of ESG Re Limited

The discussionof tax matters set forth under the caption "Certain Tax Considerations Taxation of the Company and its subsidiaries - Germany" in the Registration Statement of ESG Re Limited on Form S-3 (file no. 333-69519) and the amendments thereto (the "Registration Statement") constitutes our opinion with respect to the matters set forth therein, however, subject to the following:

- we are not the ongoing tax advisors to ESG Germany or its subsidiaries, nor have we audited the 1997 financial statements of ESG Germany or any of its subsidiaries nor the 1998 financial statements of ESG Germany or any of its subsidiaries, nor have we prepared the 1997 or any earlier or later tax returns of ESG Germany or any of its subsidiaries, nor have we advised the Company or any of its subsidiaries on the implementation of the structures as described in the Registration Statement on Form F-1 of December 12, 1997,

- we have not undertaken any investigation or verification of any statements of fact contained in the Form S-3 and the amendments thereto,

- we have assumed (without assuming any responsibility for the correctness of any assumptions) that, to the extent they relate to Germany, the Company and its subsidiaries have implemented and adhered to the structures, as described in the Registration Statement on Form F-1, of December 12, 1997, and thereby have satisfied and met in full all pertinent requirements of German tax, commercial, corporate and any other law.

We hereby consent to the filing of this opinion as as exhibit to the Registration Statement and to the references to our Firm under the heading "Certain Tax Considerations" in the prospectus.


/s/ Deloitte & Touche GmbH
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Wirtschaftsprufungsgesellschaft

Deloitte & Touche GmbH
Wirtschaftsprufungsgesellschaft
Dusseldorf, Germany
January 7, 1999